Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 12, 2020, with respect to the financial statements of CuriosityStream Inc. (subsequently renamed CuriosityStream Operating Inc.), in the Registration Statement (Form S-1) and related Prospectus of CuriosityStream Inc. dated February 1, 2021.

/s/ Ernst & Young LLP

Baltimore, Maryland

February 1, 2021